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                                                                      EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                 SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES

                          FOR THE PERIODS AS INDICATED

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
                                 FOR THE THREE MONTHS     FOR THE SIX MONTHS
                                    ENDED JUNE 30,          ENDED JUNE 30,
                                ----------------------- -----------------------
                                   1995        1994        1995        1994
                                ----------- ----------- ----------- -----------
                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Primary Earnings Per Share:
  Weighted average number of
   common shares outstanding
   during the period........... 102,498,387 100,838,575 102,350,232 100,713,004
  Add--
    Dilutive effect of
     outstanding options (as
     determined by application
     of treasury stock method).   1,025,414   1,189,350     992,186   1,224,730
                                ----------- ----------- ----------- -----------
  Weighted average number of
   common shares, as adjusted.. 103,523,801 102,027,925 103,342,418 101,937,734
                                =========== =========== =========== ===========
  Net income................... $    57,298      57,108      44,745     112,079
  Less--
    Preferred dividend
     requirements..............       1,289       1,300       2,588       2,599
                                ----------- ----------- ----------- -----------
  Income available for common
   shares...................... $    56,009      55,808      42,157     109,480
                                =========== =========== =========== ===========
  Primary earnings per share... $      0.54        0.55        0.41        1.07
                                =========== =========== =========== ===========
Fully Diluted Earnings Per
 Share:
  Weighted average number of
   common shares outstanding
   during the period........... 102,498,387 100,847,631 102,350,232 100,713,004
  Add--
    Shares issuable assuming
     conversion of convertible
     preferred stock...........   4,525,723   4,548,236   4,536,917   4,548,236
    Dilutive effect of
     outstanding options (as
     determined by application
     of treasury stock method).   1,261,944   1,189,351   1,286,528   1,235,102
    Shares assuming conversion
     of convertible debentures.     488,852     497,463     492,252     497,463
                                ----------- ----------- ----------- -----------
  Weighted average number of
   common shares, as adjusted.. 108,774,906 107,082,681 108,665,929 106,993,805
                                =========== =========== =========== ===========
  Net income................... $    57,298      57,108      44,745     112,079
  Add after tax interest
   expense and amortization
   issue costs applicable to
   convertible debentures......          81          81         162         162
                                ----------- ----------- ----------- -----------
  Net income, as adjusted...... $    57,379      57,189      44,907     112,241
                                =========== =========== =========== ===========
  Fully diluted earnings per
   share....................... $      0.53        0.53        0.41        1.05
                                =========== =========== =========== ===========
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